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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:      MERRILL LYNCH SENIOR FLOATING RATE FUND II, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

           Merrill Lynch Senior Floating Rate Fund II, Inc.
           800 Scudders Mill Road
           Plainsboro, New Jersey 08536

Telephone Number (including area code): (609) 282-2800

Name and Address of Agent for Service of Provess:

           Terry K. Glenn
           800 Scudders Mill Road
           Plainsboro, New Jersey 08536

Check Appropriate Box:

           Registrant is filing a Registration Statement pursuant to
           Section 8(b) of the Investment Company of 1940 concurrently with the filing of Form N-8A:


           YES [X]                                         NO [ ]
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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 11th day of February, 1999.




                               MERRILL LYNCH SENIOR FLOATING RATE FUND II, INC.



                                      /s/ Patrick D. Sweeney
                               By: ____________________________________________
                                   Name:  Patrick D. Sweeney
                                   Title: President